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                                                                    Exhibit 10.2


                                                              CONFIDENTIAL DRAFT


                    JOINT VENTURE AND SHAREHOLDERS AGREEMENT


         JOINT VENTURE AND SHAREHOLDERS AGREEMENT, (this "Agreement") dated August __, 1995, by and among DAVIDS BRIDAL CORPORATION, a Pennsylvania corporation ("Bridal") with its principal place of business at 44 West Lancaster Ave., Ardmore, Pennsylvania 19003, United States of America, ADDWOOD LIMITED, a Hong Kong corporation ("Addwood") with its principal place of business at Room 1109, Tower A, Hunghom Commercial Centre, 37041 Ma Tau Wai Road, Hunghom, Kowloon, Hong Kong, FILLBERG LIMITED, a Hong Kong corporation (the "Company") with its principal place of business at Room 1109, Tower A, Hunghom Commercial Centre, 37041 Ma Tau Wai Road, Hunghom, Kowloon, Hong Kong, and MORDECHAI (MOTY) KAFRY (a.k.a. "Big Charles"), the 55% indirect shareholder of Addwood ("Kafry").


                              W I T N E S S E T H:


         WHEREAS, Addwood is experienced in providing specialized support services to importers of wearing apparel;

         WHEREAS, Bridal and Addwood desire to enter into a joint venture through the investment by Bridal and Addwood in the Company, in which Bridal and Addwood shall be the only member shareholders;

         WHEREAS, the parties hereto desire to manage the Company for the purpose of acting as Bridal's exclusive agent for the purchase of ready-made bridal garments, including, but not limited to, men's, women's and children's bridal-related clothing, excluding so-called "807" products and products purchased by Bridal in North America regardless of the product's country of origin where the purchase is made by domestic letter of credit (the "Merchandise"), to be imported into the United States of America from any country outside North America (the "Agency Territory"), and for which Bridal shall be the exclusive client in all countries located in continental North America and South America and any country in which Bridal has or will have a wholesale or retail location (the "Retail Territory"); and

         WHEREAS, the parties hereto desire to enter into this Agreement in order to set forth the manner in which they will cause the Company to be managed and to define their



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respective rights and obligations concerning the conduct of this business and their shareholdings therein.

         NOW THEREFORE, in consideration of the premises and the respective mutual covenants and agreements set forth herein, the parties hereto agree as follows:


                                     ARTICLE

1

                                   DEFINITIONS

         SECTION 1.1 Certain Terms. The following terms when used herein shall have the meanings set forth herein:

         Term                                     Section Defined
         ----                                     ---------------
Addwood                                           Introduction
Addwood Directors                                 4.1
Addwood Group                                     5.3
Addwood Initial Ownership                         3.1
Addwood Shares                                    3.1
Agency Agreement                                  2.2
Agency Territory                                  Background
Agreement                                         Introduction
Articles                                          2.1
Bridal                                            Introduction
Bridal Directors                                  4.1
Bridal Initial Ownership                          3.1
Bridal Shares                                     3.1
Common Stock                                      3.1
Company                                           Background
Confidential Information                          7.1
Damages                                           12.1
Default Notice                                    8.3
Default Party                                     8.3
Effective Date                                    8.1
Effective Time                                    3.1
Fillberg Limited                                  2.1
Merchandise                                       Background
Non-Default Party                                 8.3
Permitted Sale Territory                          5.3
Retail Territory                                  Background
share                                             15.1


                                    ARTICLE 2

                           AGREEMENTS WITH THE COMPANY

         SECTION 2.1 Amendment of Articles of Association. Addwood has previously organized the Company as a limited liability corporation under the laws of Hong Kong. As soon as practicable after execution and delivery of this Agreement by the parties hereto, the Company and the parties hereto shall take all appropriate actions to adopt any amendments to the Articles of Association that are necessary or appropriate to make them conform to the terms of this Agreement. The Articles of Association are attached as Exhibit A hereto (the "Articles").




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         SECTION 2.2 Buying Agency Agreement. Except as expressly qualified or limited hereby, the buying agency relationship between Bridal and the Company shall be governed by that certain Buying Agency Agreement, dated July __, 1995, by and between Bridal and the Company, as amended, attached as Exhibit B hereto (the "Agency Agreement").


                                    ARTICLE 3

                          CAPITALIZATION OF THE COMPANY

         SECTION 3.1 Capitalization. Under the Articles, the authorized capital of the Company is HK$10,000, represented by 10,000 shares of Company common stock, par value HK$1.00 per share (the "Common Stock"). Under the Articles the Company has two members, Addwood and Raymond Wu (holding for the benefit of Bridal), each of which own one share of Common Stock. Immediately upon execution and delivery of this Agreement, and in accordance with Hong Kong law, the share of Common Stock held by Raymond Wu shall be transferred to Bridal, and Bridal and Addwood shall be the only members of the Company, registered in accordance with Hong Kong law. Bridal and Addwood have each previously contributed US$170,000 to the Company. Of the US$170,000 previously contributed by each of Bridal and Addwood, HK$1.00 shall represent payment of the par value of the Bridal Share and the Addwood Share, respectively, and US$169,999.87 (or such amount that would represent the value of US$170,000 less HK$1.00, as measured in U.S. Dollars on the date of this Agreement) shall represent a shareholder loan to the Company by each of Bridal and Addwood, respectively.

         SECTION 3.2 Issuance of Additional Shares. The Company shall not issue any shares other than the Bridal Shares or the Addwood Shares without the unanimous consent of the Board of Directors of the Company.

                                    ARTICLE 4

                        BOARD OF DIRECTORS AND MANAGEMENT

         SECTION 4.1 Initial Directors. All powers vested by law in the Company shall be exercised by, and the Company's affairs shall be managed under the direction of, the Board of Directors. After the Effective Time, the Board of Directors shall consist of four directors, two of which shall be appointed by Bridal (the "Bridal Directors") and two of which shall be appointed by Addwood (the "Addwood Directors"). In the event that a vacancy shall develop in the Board of Directors by virtue of death, resignation or other removal of a director prior to the end of his term, if such director is a Bridal Director, Bridal shall have the right to appoint a new director and the remaining Bridal Director shall be deemed to have the proxy of such deceased, resigned or removed director on all matters on which the Board of Directors votes until the time of




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appointment of such new director, and if such director is an Addwood Director,
Addwood shall have the right to appoint a new director and the remaining Addwood Director shall be deemed to have the proxy of such deceased, resigned or removed director on all matters on which the Board of Directors votes until the time of appointment of such new director.

         SECTION 4.2 Management. The day to day operation of the business of the Company shall be undertaken by officers designated by Addwood, acceptable to Bridal and appointed by the Board of Directors. Such officers shall be subject to the terms of this Agreement and such guidelines as the Board of Directors may establish from time to time. The initial General Manager of the Company shall be Karen Lin.

         SECTION 4.3 Financial Statements. The Company shall prepare and send by the 15th day of each month a business report in a prescribed form containing monthly financial statements, including an income statement, balance sheet and statement of cash flows, and by the 30th day after each quarter, a quarterly summation of business operations and financial condition. In addition, the Company shall prepare and send annual audited financial statements within 60 days after the end of its fiscal year. Management shall also prepare and send to each of Bridal and Addwood within 90 days prior to the beginning of each fiscal year, financial projections and a business plan for the subsequent year. All financial statements relating to the Company shall be prepared in accordance with Hong Kong generally accepted accounting principles; provided, that if requested by Bridal, from time to time, the Company shall prepare in a timely manner financial statements in accordance with United States generally accepted accounting principles for Bridal's review.

         SECTION 4.4 Board Meetings. Except as otherwise required by law, the Board of Directors shall meet quarterly by conference telephone with one in-person annual Board of Directors meeting to take place at such location, within or outside Hong Kong, as the Board of Directors shall determine.


                                    ARTICLE 5

                               BUSINESS ACTIVITIES

         SECTION 5.1 Exclusive Relationship; Agency Agreement. As previously described in the recitals hereto, the essential business purpose of the Company will be to act as the exclusive agent of Bridal for the purchase of Merchandise to be imported into the United States of America from the Agency Territory. In addition, Bridal shall be the exclusive client of the Company in the Retail Territory. The duties and responsibilities of Bridal and the Company shall be as set forth in the Agency Agreement except as expressly modified by this Agreement.



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In addition to the duties and obligations set forth in the Agency Agreement, the following shall apply to the relationship between Bridal and the Company:

                     5.1.1 Bridal will advise the Company from time to time of its requirements for Merchandise, including quantities, types, delivery dates, specifications, terms of purchase and general price parameters. The Company will negotiate the purchase of Merchandise with suppliers in the Agency Territory only within the requirements specified by Bridal. The Company shall not place any final order on behalf of Bridal, it being understood that all actual purchase orders for Merchandise will be entered into in writing directly by Bridal and the manufacturer or supplier.

                     5.1.2 The Company shall inspect the Merchandise prior to shipment in accordance with a mutually agreed A.Q.L. system conforming to general industry practice. The amount of Merchandise to be inspected shall be such amount as may be specified from time to time by Bridal with respect to any particular manufacturer or supplier. The Company shall complete in all material respects an inspection report in respect of each shipment of Merchandise. If the inspection of the Company discloses errors in excess of Bridal's standards, the Company shall not issue any Certificate of Inspection nor otherwise authorize release of the shipment. The Company shall promptly advise Bridal of such event and will assist Bridal, at Bridal's direction, in the handling of such defective Merchandise claims with the manufacturer or supplier.

                     5.1.3 With respect to any shipment of Merchandise determined by the Company to meet the quality and error standards established by Bridal and which otherwise conform to the terms and specifications of Bridal's purchase order, the Company shall issue a Certificate of Inspection to the manufacturer or supplier, on behalf of Bridal, and shall promptly transmit a copy thereof to Bridal upon Bridal's request. It is understood and agreed that, in respect of defective Merchandise delivered to Bridal in violation of the terms of Section 5.1.2 hereof, Bridal shall have the right to set-off against commissions otherwise due to the Company under the Agency Agreement any damages suffered by Bridal for which it remains uncompensated by the manufacturer or supplier. It is further understood that any letter of credit opened by Bridal in favor of a manufacturer or supplier shall require the supplier to submit the Certificate of Inspection of Agent for any drawdown of funds under such letter of credit.

                     5.1.4 The Company shall track all purchase orders, make sure that deliveries meet the quality and delivery time standards set forth on the purchase orders and coordinate the logistics relating to delivery of Merchandise to Bridal in accordance with Bridal's directives.

         SECTION 5.2 Commissions. The remuneration of the Company shall be as set forth in the Agency Agreement except as follows:


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                     5.2.1 Commissions payable to the Company shall be adjusted for any returns, refunds, adjustments or credits which Bridal arranges with the manufacturer or supplier; provided, that Bridal receives prior approval for such arrangements from the Company. If such adjustments occur after the payment of the related commission to the Company, adjustments shall be made to the commission next due to the Company, or if no further commissions will be due to the Company, the differential shall be paid by the Company to Bridal within 15 days after notice by Bridal of such adjustment.

                     5.2.2 All commissions payable to the Company shall be paid in U.S. Dollars.

         SECTION 5.3 Retail Sales; Competition with Bridal. The Company shall not, nor shall Addwood, any of its members, shareholders, partners, subsidiaries, parents, affiliates, directors, officers or employees (collectively, the "Addwood Group"), directly or indirectly, engage in the retail sale of Merchandise without the express written consent of Bridal. The foregoing notwithstanding, Bridal hereby consents to the retail or wholesale sale or rental of Merchandise by the Company, Addwood or an affiliate of either in Asia, Africa or the Middle East (the "Permitted Sale Territory"); provided, that (i) Bridal is provided with a business plan prior to commencing operations,
(ii) Bridal is given the opportunity to invest pari passu with Addwood and members of the Addwood Group, (iii) the Company is the exclusive buying agent for such venture and (iv) the Company maintains quality and operating standards no less than those used by Bridal. In the event the Company is currently selling, wholesale or retail, Merchandise in any territory other than in the Permitted Sale Territory and Bridal opens a retail location in such territory, the Company shall promptly wind up its business operations (which shall in no event take more than 90 days) in such territory and, at Bridal's option, exclusively supply Bridal in such territory.

         SECTION 5.4 Financial Restrictions. The Company shall not (i) engage in any risky financial investments, (ii) use hedging, derivative or other risky financial techniques or (iii) borrow money for operations or capital requirements, unless unanimously approved by the Board of Directors.

                                    ARTICLE 6

                             RECORDS AND ACCOUNTING

         SECTION 6.1 True and Accurate Records. The Company shall maintain true and accurate business and accounting records of all of its operations in accordance with Hong Kong generally accepted accounting principles and practices. Bridal and Addwood, or their respective representatives, shall have the right, at any time, to inspect, copy or audit all the business records and accounts of the Company, and Bridal shall have the right to request financial statements


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prepared in accordance with United States generally accepted accounting principles as set forth in Section 4.3 hereof.

         SECTION 6.2 Fiscal Year. The fiscal year of the Company shall be the calendar year. The Company shall timely perform an annual audit to be certified by Arthur Andersen & Co. or other accounting firm selected by David's Bridal. The audit, including an audited annual balance sheet, income statement and statement of cash flows along with the notes thereto shall be furnished to each of its shareholders within 60 days of the close of each fiscal year or sooner if required by applicable law. Expense for such annual audit shall be borne by the Company.


                                    ARTICLE 7

                                 CONFIDENTIALITY

         SECTION 7.1 Confidential Information. The parties hereto shall keep confidential (i) the terms and existence of this Agreement and the Agency Agreement, (ii) the transactions contemplated by and Merchandise covered in this Agreement and the Agency Agreement and (iii) any confidential and proprietary information related to each others businesses and affairs (the "Confidential Information"), so long as such Confidential Information is not otherwise publicly known; provided that nothing contained herein shall prevent the disclosure by any party hereto of information which is known to the recipient at the time of disclosure and which was lawfully obtained by the recipient from a third-party without breach of any obligation of non-disclosure or for which disclosure by such party is required or appropriate under applicable securities or other laws. Each of the parties hereto shall obtain, and shall cause the Company to obtain, from its respective directors, officers, employees and agents, such non-disclosure agreements as are necessary and proper to implement the provisions of this Section 7.1.

         SECTION 7.2 Styles and Models. Without limiting the generality of the foregoing, the parties hereto acknowledge that all styles and models originally designed by Bridal are confidential and proprietary to Bridal, and, without Bridal's prior consent, they may not be displayed, offered or copied for any clients whatsoever of the Company or Addwood or the Addwood Group who sell or distribute into, either directly or indirectly, or who have any interest in any entity who sells or distributes into, either directly or indirectly, any territory in which Bridal is then selling or has operations.

         SECTION 7.3 Survival. The provisions of Section 7.1 shall survive the termination of this Agreement.


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                                    ARTICLE 8

                              TERM AND TERMINATION

         SECTION 8.1 Effective Date. This Agreement shall come into force on the date first written above (the "Effective Date") and shall continue in effect until terminated in accordance with the provisions hereof. Notwithstanding the foregoing, this Agreement shall automatically terminate on the date when there is only one party continuing to hold shares in the Company.

         SECTION 8.2 Bankruptcy. This Agreement shall automatically terminate upon the voluntary or involuntary bankruptcy, reorganization, debt arrangement or other collective proceeding for the protection of creditors under any bankruptcy or insolvency law, or the commencement of any dissolution or liquidation proceeding of Bridal or Addwood.

         SECTION 8.3 Termination Due to Change of Law. Upon any material change in the applicable laws of Hong Kong, Bridal and Addwood shall negotiate in good faith to find a new domicile for the Company.

         SECTION 8.4 Termination by Bridal. Bridal shall have the right to terminate this Agreement as follows:

                     8.4.1 Upon a default by any of Addwood, Restal or Kafry (collectively, the "Addwood Default Group") in the performance of any material obligation to be performed by such party under this Agreement or the Agency Agreement (an "Addwood Default"), Bridal shall give written notice to the Addwood Default Group specifying the thing or matter in default. The Addwood Default Group shall have 30 days in which to either cure such Addwood Default or dispute the existence of such default. Failure to cure or respond in such 30 day period shall constitute admission of an Addwood Default. If the Addwood Default Group disputes the existence of an Addwood Default in accordance with this
Section 8.4, such dispute shall be resolved in accordance with Section 13.1 hereof.

                     8.4.2 Bridal may at any time give six months written notice to Addwood of its desire to terminate this Agreement; provided that, notwithstanding anything contained herein to the contrary, during such six month period Bridal and Addwood shall be permitted to enter into nonbinding negotiations with third-parties for the supply and/or distribution of Merchandise without such actions constituting a default under this Agreement or the Agency Agreement.


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         SECTION 8.5 Termination by Addwood. Addwood shall have the right to terminate this Agreement upon default by Bridal in the performance of any material obligation to be performed by Bridal under this Agreement or the Agency Agreement (a "Bridal Default"), by giving written notice to Bridal specifying the thing or matter in default. Bridal shall have 30 days in which to either cure such Bridal Default or dispute the existence of such default. Failure to cure or respond in such 30 day period shall constitute admission of a Bridal Default. If Bridal disputes the existence of a Bridal Default in accordance with this Section 8.5, such dispute shall be resolved in accordance with Section 13.1 hereof. Addwood may not voluntarily withdraw from the Company or terminate this Agreement or the Agency Agreement.

         SECTION 8.6 Termination by Fillberg. This Agreement may be terminated at any time by the unanimous consent of the Board of Directors.

         SECTION 8.7 Request for Information. At any time during the term of this Agreement or upon termination hereof, the Company shall furnish Bridal with all books and records relating to the business between the Company and Bridal as well as all information reasonably requested by Bridal that relates to manufacturers and suppliers of Merchandise currently or previously engaged by the Company under the terms of this Agreement.

         SECTION 8.8 Effect of Termination. A termination of this Agreement pursuant to this Article 8 (a "Termination") shall, unless otherwise agreed by Bridal and Addwood, cause a termination of the Agency Agreement and upon such Termination, the parties hereto shall use their best efforts to dissolve or terminate the existence of the Company in accordance with applicable law and the procedures therefor established by the Board of Directors in a prompt and timely manner.


                                    ARTICLE 9

                        LOYALTY TO COMPANY AND NONCOMPETE

         SECTION 9.1 Duty of Loyalty. The parties hereto agree that the Company shall at all times be conducted as an independent enterprise for the profit of all shareholders. Each Principal Shareholder represents and warrants to Bridal that he has no relationship with any manufacturer or distributor of Merchandise. Neither Addwood nor any person in the Addwood Group shall invest in any activity related in any way to the activities of the Company as described herein without first offering such investment opportunity to the Company or offering Bridal a fifty percent participation in such investment opportunity. Bridal shall not invest in any activity in the Permitted Sale Territory related in any way to the activities of the Company as described herein without first offering such investment opportunity to the Company or offering Addwood a fifty percent participation in such investment opportunity.


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         SECTION 9.2 Non-Competition.

                     9.2.1 Bridal hereby covenants that during the term of this Agreement and for a three-year period thereafter (unless this Agreement is terminated pursuant to Section 8.2 because of the bankruptcy of Addwood, pursuant to Section 8.4, or because of the withdrawal of Addwood in violation of
Section 8.5), that it will not, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as a partner, principal, agent, representative, consultant or otherwise with or use or permit its name to be used in connection with, any business or enterprise engaged, directly or indirectly, within any part of the world in any business or enterprise, wholesale or retail, competitive with the Company, except as permitted by this Agreement.

                     9.2.2 Addwood hereby covenants that during the term of this Agreement and for a three-year period thereafter (unless this Agreement is terminated pursuant to Section 8.2 because of the bankruptcy of Bridal, pursuant to Section 8.5 if such termination is not caused by the withdrawal of Addwood, or because of a termination by Bridal pursuant to Section 8.4.2), that it will not, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as a partner, principal, agent, representative, consultant or otherwise with or use or permit its name to be used in connection with, any business or enterprise, wholesale or retail, competitive with the Company.

                     9.2.3 Each of Restal and Kafry individually covenants that for so long as such party is a shareholder, directly or indirectly, in Addwood and Addwood is a party to this Agreement, and for a three-year period after either of the foregoing ceases to be true (unless this Agreement is terminated pursuant to Section 8.2 because of the bankruptcy of Bridal, pursuant to Section 8.5, or because of a termination by Bridal pursuant to Section 8.4.2), it will not, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, or consultant with, any business or enterprise, wholesale or retail, competitive with the Company, other than its interests in Addwood.

                     9.2.4 Each party hereto further covenants that during the term of this Agreement and for a one-year period thereafter, such party shall not, either directly or indirectly, solicit the employment of any person who is employed by the Company on a full or part-time basis.

                     9.2.5 It is recognized by the parties that the business is expected to be conducted throughout the world and that more narrow geographical limitations of any nature



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on the non-competition covenant set forth in this Section 9.2 are therefore not appropriate. Each party hereto acknowledges that the restrictions contained in this Section 9.2 are reasonable and necessary to protect the legitimate interests of the Company and its shareholders, and that any violation of any provision of those sections will result in irreparable injury to the Company and/or one or more of its shareholders. In the event that any of the provisions of this Section 9.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.


                                   ARTICLE 10

                          REPRESENTATION AND WARRANTIES

        SECTION 10.1 Representations and Warranties of the Company, Addwood, Restal and Kafry. The Company, Addwood, Restal and Kafry hereby, jointly and severally, represent and warrant to the Company as follows:

                     10.1.1 The Company, Addwood and Restal are duly organized, validly existing and in good standing under the laws of their respective jurisdictions, each has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and all necessary action, corporate or otherwise, required to have been taken by or on behalf of them by applicable law, their respective charters (the "Charters") or otherwise to authorize (i) the approval, execution and delivery of this Agreement and (ii) the performance of their respective obligations under this Agreement and the consummation of the transactions contemplated hereby has been taken. This Agreement constitutes the valid and binding agreement of the Company, Addwood, Restal and Kafry, enforceable against them in accordance with its terms.

                     10.1.2 The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with the Charters (ii) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any lien, third party right of termination, cancellation, material modification or acceleration under any material agreement, understanding or undertaking to which the Company, Addwood, Restal or Kafry is a party or by which it or he is bound, except where such breach, default, lien, third party right, cancellation, modification or acceleration would not have a material adverse effect on him or it and its subsidiaries ability to perform under this Agreement, or (iii) constitute a violation of any law, rule or regulation to which the Company, Addwood, Restal or Kafry is subject.


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                     10.1.3 Kafry has the sole economic and voting interest in
Restal Corporation, and Restal Corporation has a 55% economic and voting interest in Addwood.

        SECTION 10.2 Representation and Warranties of Bridal. Bridal hereby represents and warrants to the Company as follows:

                     10.2.1 It is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. It has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All necessary action, corporate or otherwise, required to have been taken by or on behalf of it by applicable law, its Articles of Incorporation, Bylaws or otherwise to authorize (i) the approval, execution and delivery on its behalf of this Agreement and (ii) its performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby has been taken. This Agreement constitutes its valid and binding agreement, enforceable against it in accordance with its terms.

                     10.2.2 The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with its Articles of Incorporation or Bylaws (ii) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any lien, third party right of termination, cancellation, material modification or acceleration under any material agreement, understanding or undertaking to which it is a party or by which it is bound, except where such breach, default, lien, third party right, cancellation, modification or acceleration would not have a material adverse effect on it and its subsidiaries ability to perform under this Agreement, or
(iii) constitute a violation of any law, rule or regulation to which it is subject.


                                   ARTICLE 11

                               TRANSFER OF SHARES

        SECTION 11.1 No Transfer Except as Provided. No shareholder of the Company shall sell, transfer, assign, pledge or otherwise, in any other manner, dispose of or encumber its shares in the Company, except as specifically provided in this Article 11; and any transfer, sale, assignment, pledge or other disposition or encumbrance of shares by a party hereto not made pursuant to this
Article 11 shall be null and void and of no effect whatsoever, and shall not be recorded upon the books of the Company, except as may be required by Hong Kong law.

        SECTION 11.2 Transfer Upon Consent. A shareholder of the Company may sell or otherwise transfer its shares in the Company with the unanimous consent of the Board of Directors.

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                     SECTION 11.3 Restrictions on Issuance of Addwood Shares.
Addwood agrees not to issue any additional shares of its capital stock without the consent of Bridal.

                     SECTION 11.4 Ownership of Addwood. Kafry shall at all times directly or indirectly hold at least a 55% equity and voting interest in Addwood. Kafry shall promptly upon written request of any party hereto, provide evidence, reasonably satisfactory to the requesting party, of the continued verity of this Section 11.4.


                                   ARTICLE 12

                                    INDEMNITY

                     SECTION 12.1 Indemnity. Each party agrees to indemnify and hold harmless the others from, against and in respect of all damages, losses or expenses suffered or paid, directly or indirectly, as a result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities, including reasonable counsel fees and expenses incurred in litigation or otherwise, assessed, incurred or sustained by or against the other ("Damages") with respect to or arising out of the failure of any representation or warranty made by the indemnifying party in this Agreement to be true and correct in all material respects as of the Effective Date of this Agreement.


                                   ARTICLE 13

                               DISPUTE RESOLUTION

                     SECTION 13.1 Arbitration. In the case of any difficulties or differences or disputes between the parties concerning the interpretation or performance of this Agreement or of any related agreement (including those to which the Company is a party) or otherwise arising in connection therewith, the parties shall meet and shall seek to resolve any such difficulties, differences or disputes in a mutually acceptable and equitable manner, taking into account the objectives of this venture. Any dispute arising out of or in connection with this Agreement which is not resolved through good faith discussions between the parties shall be resolved by arbitration. Any arbitration hereunder shall take place in Philadelphia, Pennsylvania, United States of America in accordance with the commercial rules of the American Arbitration Association. The award in any such arbitration shall be final and binding upon the parties to the exclusion of other legal remedies and may be enforced by judgment of any court having jurisdiction over the party against whom the award is rendered. Each party shall pay the fees of its own attorneys and the expenses of its witnesses. All other costs and expenses of the arbitration, including the costs of recording the transcripts thereof, if any, administration fees,

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



and all other fees and costs, shall be paid by the party against whom the arbitrators have awarded same. If the arbitrator shall have made no assessment of other fees, costs and expenses, then, in that event, such other fees, costs and expenses shall be borne equally by the parties.

        SECTION 13.2 Exceptions to Arbitration. Nothing provided herein shall prevent any party from instituting any action before any competent court for the purpose of seeking to prevent the disclosure or improper use of any Confidential Information as defined in Article 7 hereof or violation of the restrictive covenants set forth in Section 9 pending a determination of the rights and obligations of the parties in accordance with the provisions of this Article 13.


                                   ARTICLE 14

                                     NOTICES

        SECTION 14.1 Manner of Giving Notice. Each notice required or permitted to be given or sent under this Agreement shall be given by telecopy transmission or by registered air mail or recorded delivery courier to Bridal or Bridal Default Company at:

                       44 West Lancaster Ave.
                       Ardmore, Pennsylvania 19003
                       USA
                       Attention: Gary Erlbaum

                       Facsimile No.:  610-896-5814

and to Addwood or to Addwood Default Group at:

                       Room 1109, Tower A
                       Hunghom Commercial Centre
                       37-41 Ma Tau Wai Road
                       Hunghom, Kowloon, Hong Kong
                       Attention: Moty Kafry

                       Facsimile No.: 011-852-2363-7557

        Any party hereto may change its address or its telecopy number for purposes of this Agreement by giving the other parties written notice of its new address or telecopy number. Any such notice, if given or made by registered or recorded delivery airmail letter, shall be deemed to have been received on the earlier of the date actually received and the date two (2) days after the same was posted, and if given or made by telecopy transmission shall be deemed to



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have been received at the time of dispatch. Each party irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of this Section 14.1.


                                   ARTICLE 15

                                SHARES AND LEGEND

        SECTION 15.1 Definitions. The term "share" as used herein shall be deemed to refer to all the shares of the Company initially owned by the parties hereto, any shares hereafter issued in exchange therefor by way of reclassification of shares, merger, consolidation, reorganization, recapitalization, or otherwise, and any additional shares issued to said parties by reason of dividends paid by shares distributions or increase in the outstanding shares or otherwise.

        SECTION 15.2 Legend. The parties agree that the certificates for their shares shall have the following legend imprinted or typed thereon:

                  "This certificate and the share or shares it represents is held subject to the provisions of a Joint Venture and Shareholders Agreement dated the ___ day of August, 1995, a copy of which Agreement is on file and may be examined at the office of the Company."


                                   ARTICLE 16

                                  RATIFICATION

        SECTION 16.1 Ratification of Agreement. At the first meeting of the Board of Directors, to be held upon the incorporation of the Company, this Agreement shall be submitted to the meeting and a resolution shall be adopted whereby the Company shall accept, ratify, and confirm this Agreement and agree to be bound thereby. To the extent deemed appropriate by the parties, the Articles of Association of the Company shall conform to the provisions of this Agreement and shall not be in conflict therewith; if any conflict exists or arises hereunder, the provisions of this Agreement shall control to the extent permissible under Hong Kong law; it being understood, however, that the parties shall act in accordance with the terms hereof vis-a-vis their relations with each other as same applies to the Company.

        SECTION 16.2 Filing of Agreement. A copy of this Agreement, as amended from time to time, shall be filed with the Secretary of the Company for inspection by a prospective purchaser of shares of the Company or other interested and proper party as may be approved by the Board of Directors in accordance with the provisions of this Agreement.


                                   ARTICLE 17

                            MISCELLANEOUS PROVISIONS

        SECTION 17.1 Binding Effect; Assignment. This Agreement and each provision hereof shall be binding upon and shall benefit the parties hereto and their respective successors, but neither this Agreement nor any rights hereunder shall be assignable directly or indirectly by any party without prior written consent of the other parties hereto, which consent shall not unreasonably be refused.

        SECTION 17.2 Authority of Parties. No party hereto nor any of its employees, customers or agents shall be deemed to be the representative, agent or employee of any other party for any purpose whatsoever, nor shall any of them have any right or authority to assume or create an obligation of any kind or nature, express or implied, on behalf of any other party, nor to accept service of any legal process addressed to or intended for any other party. The rights of Bridal under this Agreement shall inure to the benefit of any entity controlling, controlled by or under common control with the Company.

        SECTION 17.3 Severability. Any provision hereof prohibited by or deemed unlawful or unenforceable under any applicable law of any jurisdiction shall, as to such jurisdiction, be ineffective without affecting any other provision of this Agreement. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms. In the event that any term or provision of this Agreement shall be held invalid by a competent court or government agency, the remainder of this shall continue to be bound by the remaining terms hereof. In such event, the relevant term or provision (or should such term(s) or provision(s) be such a crucial element of this Agreement, then the entire Agreement) shall be renegotiated by the parties in a good faith effort to achieve mutual agreement consistent with such holding and shall continue to perform under this Agreement in a manner consistent with its intent and objective.

        SECTION 17.4 Delivery of Documents. At any time or from time to time, during the existence of this Agreement, each of the parties shall, at the reasonable request of any or all of the other parties, (i) deliver such documents consistent with the provisions of this Agreement, (ii) execute and deliver, or cause to be executed and delivered, all such assignments, consents, documents or further instruments of transfer, and (iii) take or cause to be taken all such other actions as are reasonable and appropriate in order for the parties to obtain the full benefits of this Agreement and the transactions contemplated hereby.

         SECTION 17.5 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 17.6 Headings. Article and other headings are intended for ease of reference only and in no way define, limit or describe the scope or intent of these terms and conditions.

         SECTION 17.7 Entire Agreement. This Agreement and the agreements referred to herein constitute the entire agreement between the parties relating to the subject matter hereof. There are no terms, obligations, covenants, representations, statements or conditions other than those contained herein or therein. No variations or modifications of this Agreement, nor waiver of any of the terms or provisions hereof, shall be deemed valid unless in writing and signed by the party against whom the same is sought to be enforced.

         SECTION 17.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first written above.



                                              DAVIDS BRIDAL CORPORATION


                                              By: /s/ Steven Erlbaum
                                                 _____________________________
                                              Name: Steven Erlbaum
                                              Title: Chairman


                                              ADDWOOD LIMITED


                                              By: /s/ Mordechai Kafry
                                                 _____________________________
                                              Name: Mordechai Kafry
                                              Title:


                                              FILLBERG LIMITED


                                              By: Illegible
                                                 _____________________________
                                              Name:
                                              Title:


                                              RESTAL CORPORATION


                                              By: /s/ Mordechai Kafry
                                                 _____________________________
                                                 Mordechai Kafry


                                              MORDECHAI KAFRY


                                              /s/ Mordechai Kafry
                                                 _____________________________






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